As filed with the Securities and Exchange Commission on September 16, 2013

Registration No. 333-104072

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	38-2760940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

19975 Victor Parkway Livonia, Michigan 48152 (734) 591-3000
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

VALASSIS COMMUNICATIONS, INC. 2002 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Todd L. Wiseley, Esq. Valassis Communications, Inc. 19975 Victor Parkway Livonia, Michigan 48152 (734) 591-3000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to: Amy S. Leder, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 (212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☒    Accelerated Filer  ☐

Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

EXPLANATORY NOTE

Valassis Communications, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 5 to Form S-8 Registration Statement to deregister certain shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-104072 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on March 27, 2003 to be offered and sold pursuant to the Valassis Communications, Inc. 2002 Long-Term Incentive Plan (the “Prior Plan”).  A total of 3,500,000 shares of Common Stock were initially registered for issuance under the Prior Plan pursuant to the Registration Statement.

On April 24, 2008, the Registrant’s shareholders approved the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (as subsequently amended by the shareholders on May 3, 2012 and amended and restated by the shareholders on May 3, 2013, the “2008 Plan”), which replaced the Prior Plan as of the date of approval.  Following the approval of the 2008 Plan, no future awards may be made under the Prior Plan.  Pursuant to the 2008 Plan, any shares of Common Stock subject to an outstanding award under the Prior Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the grantee are made available for awards under the 2008 Plan.  Accordingly, an aggregate of 55,730 additional shares (the “Additional Carried Forward Shares”) have been included in the shares reserved for issuance under the 2008 Plan as a result of the cancellation, expiration, forfeiture, settlement in cash or other termination of previously made awards under the Prior Plan during the period between September 20, 2012 and September 13, 2013.  The Additional Carried Forward Shares were registered under the Registration Statement and are hereby deregistered.  The Registration Statement, as amended by Post-Effective Amendment No. 1, Post-Effective Amendment No. 2, Post-Effective Amendment No. 3 and Post-Effective Amendment No. 4 filed with the Commission on June 30, 2008, December 14, 2010, December 5, 2011 and September 20, 2012, respectively, otherwise remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 5 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the Additional Carried Forward Shares for issuance pursuant to the 2008 Plan.

To the extent any additional shares of Common Stock that remain subject to outstanding awards under the Prior Plan otherwise would have been returned to the Prior Plan after September 13, 2013 on account of the cancellation, expiration, forfeiture, settlement in cash or other termination without a delivery of shares of such outstanding awards, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the 2008 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 in order to carry forward such shares of Common Stock from the Prior Plan to the 2008 Plan for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 5 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 16th day of September, 2013.

VALASSIS COMMUNICATIONS, INC.

By: /s/ Robert A. Mason
Robert A. Mason
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 5 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph B. Anderson, Jr.	Director	September 16, 2013
Joseph B. Anderson, Jr.

/s/ Kenneth V. Danish	Director	September 16, 2013
Kenneth V. Darish

/s/ Robert A. Mason	President, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2013
Robert A. Mason

/s/ Robert L. Recchia	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 16, 2013
Robert L. Recchia

/s/ Thomas J. Reddin	Director	September 16, 2013
Thomas J. Reddin

/s/ Alan F. Schultz	Director	September 16, 2013
Alan F. Schultz

/s/ Wallace S. Snyder	Director	September 16, 2013
Wallace S. Snyder

/s/ Luis A. Ubiñas	Director	September 16, 2013
Luis A. Ubiñas

*	Director	September 16, 2013
Faith Whittlesey
____________
*By: /s/ Alan F. Schultz
Alan F. Schultz
Attorney-in-fact